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Dynamic I-T, Inc.

                                                            2504 Eleventh Street
                                                          Santa Monica, CA 90405
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Phone: 310-392-8179                                           Fax: 310-396-3029


July 20, 2000

Dr. Fred Davis
768 Birwin
Fayetteville, Arkansas 72703

Dew Dr. Davis:

This letter, when signed by you, shall constitute a valid and binding agreement pursuant to which you shall render services as a consultant to the distance learning division of this company and to its publicly traded parent, Dynamic-T.

The services to be rendered by you hereunder shall commence on July 1, 1999 and shall consist of:

1. The writing of a portion of the company's business plan in accordance with an outline provided to you by us. Your shares in the Company shall vest upon delivery of this material. We acknowledge that you have fulfilled this condition.

2. Consultation with management at locations designated by the company. In this regard we agree that you shall not be required to travel to distant locations at times that conflict with academic duties at the University of Arkansas.

3. The development of courses dealing with electronic business designed specifically for delivery via the World Wide Web and other technologies appropriate to the material being presented to the company's subscribers.

4. Introduction to us of other persons with expertise that can form the basis for additional courses to be offered by the company.

5. Introduction to the company of entities with which you have a consulting relationship with the intent that they may become subscribers to the company's seminars and courses.

As full consideration for the services to be rendered to us hereunder we agree:

1. To pay to you, on a pro rata basis, the sum of $2,500 per eight hour day. In this regard we acknowledge that once you complete your section of the business plan you

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                                       -2-                        July 20, 2000


      will have rendered services for a total of twenty days and agreed that you shall be paid the fee therefore, $50,000, on or before January 31, 2000.

2. To convey to you shares in out publicly traded company, Dynamic I-T, equal to three and three quarters per cent of the total of such shares under the control or issued to the shareholders of this company. The conveyance of such shares shall be on the same basis as the basis of the shares conveyed to Messrs. Littman, Warshaw and Young.

3. When and if you are required to travel we shall supply you with business class, travel, if available, first class hotel accommodations and where practical a medium sized self drive rental automobile.

4. We guarantee to utilize your consulting services a minimum of twenty days during each contract year at times and at locations we both agree. In this regard you agree to make yourself available at reasonable times and upon reasonable notice.

4. We agree that you shall be free to continue presenting seminars and courses at which you and the participants are at the same location; however, you shall be exclusive to us with respect to all distance learning formats developed in whole or in part by you specifically for us.

This letter setting forth all of the terms and conditions of our understanding shall become a valid and binding agreement, enforceable under the laws of the State of Colorado, when signed by you in the space provided below.

Sincerely yours,

SAT News Acquisition Corp.


By:
   --------------------------
   President



Agreed:
       ----------------------
       Fred D. Davis, Ph.D